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                                                                 Exhibit 23.02





                       CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the captions "Performance of the Trust --Selected Financial Information" and "Lawyers; Accountants" and the use of our report dated February 5, 1999 with respect to the statements of financial condition of JWH Global Trust as of December 31, 1998 and 1997 and the related statements of operations, unitholders' capital, and cash flows for the year ended December 31, 1998, and to the use of our report dated July 15, 1998 with respect to the financial statements of CIS Investments, Inc. as of May 31, 1998 and 1997 included in Post-Effective Amendment No. 2 to the Form S-1 Registration Statement (Reg. No. 333-33937) and related Prospectus of JWH Global Trust.


                                             KPMG LLP


February 26, 1999
Chicago, Illinois